Exhibit 99.1

Almost Family, Inc. Steve Guenthner (502) 891-1000

The Ruth Group

Stephanie Carrington/Jared Hoffman

(investors)

(646) 536-7017 / 7013

scarrington@theruthgroup.com

jhoffman@theruthgroup.com

Jason Rando/Jeneane Smith (media)

(646) 536-7025/7021

jrando@theruthgroup.com

ajsmith@theruthgroup.com

Almost Family, Inc. Signs Definitive Agreement to Acquire Patient Care, Inc.

-	Adds $47 million in annual revenues and eight locations in

New Jersey, Connecticut, and Pennsylvania -

Louisville, KY, June 19, 2008 – Almost Family, Inc. (Nasdaq: AFAM), a leading regional provider of home health nursing services, today announced that it has signed a definitive agreement to acquire the stock of Patient Care, Inc. This acquisition, the Company’s largest to date, expands Almost Family’s presence in the Northeast with three locations in New Jersey, one in Pennsylvania, and four in Connecticut. With this acquisition, Almost Family will operate almost 90 branches across 11 states.

William B. Yarmuth, President and CEO of Almost Family, Inc., noted, “We are extremely pleased with the acquisition of Patient Care and the opportunity to expand significantly in our Northeast region. Patient Care gives us a strong presence in New Jersey, strengthens our presence in Connecticut and provides us an entry into Pennsylvania. Patient Care has long standing franchise value in its brand name and we intend to continue our practice of maintaining acquired brands in the local markets. We are very excited to have the employees, patients and referral sources of Patient Care join our growing family of home care companies.”

Bob Nixon, President and CEO of Patient Care, stated, “We carefully evaluated a number of options before choosing Almost Family as our partner for growth. The similarities in our cultures and our values make Almost Family the perfect merger partner and we can rest assured that the future of Patient Care is in the right hands. Almost Family’s industry-leading qualities, in particular its tradition of being an advocate for the needs of its patients, are an excellent match for Patient Care’s patients, employees and referral sources. We will be better positioned to build upon the strength of our branch network to expand our market presence.”

Established in 1975, Patient Care operates Medicare-certified home health agency locations in three Northeast states. Patient Care is the largest for-profit home health provider in New Jersey serving four densely populated counties; is one of the largest providers in Connecticut; and operates one branch in eastern Pennsylvania. With a total of eight branch locations, Patient Care generated 2007 annual revenues of approximately $47 million. Ray Rasa, Senior Vice President of Patient Care, will join Almost Family as its senior home care manager in the Northeast region.

With this acquisition, Almost Family’s annual net revenue run rate will surpass the $200 million mark. The Company noted that it reached the $100 million milestone just 18 months ago. The Patient Care transaction furthers the Company’s objective of balancing its geographic coverage. In combination with its existing operations, the Company’s Northeast region should generate over $60 million in annual revenues.

The total purchase price for the stock is $45.2 million, subject to a working capital adjustment. Additionally, the Company will assume approximately $1.3 million in capital lease obligations. The transaction will be funded from Almost Family’s existing cash and borrowings from its senior secured revolving credit facility. Almost Family expects the transaction to be completed during the third quarter, subject to regulatory approvals. Due to transition, wind down costs and the timing of the close, the acquisition is not expected to contribute significantly to earnings in 2008 but is expected to be accretive to EPS in 2009.

About Almost Family, Inc.

Almost Family, Inc., founded in 1976, is a leading regional provider of home health nursing services, with branch locations in Florida, Kentucky, Ohio, Connecticut, Massachusetts, Missouri, Alabama, Illinois and Indiana (in order of revenue significance). Almost Family, Inc. and its subsidiaries operate a Medicare-certified segment and a personal care segment. Altogether, Almost Family operates 81 branch locations in nine U.S. states.

Forward Looking Statements

All statements, other than statements of historical facts, included in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," estimate," "project," anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. These forward-looking statements are based on the Company's current plans, expectations and projections about future events.

Because forward-looking statements involve risks and uncertainties, the Company's actual results could differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. The potential risks and uncertainties which could cause actual results to differ materially include: regulatory approvals or third party consents may not be obtained, the impact of further changes in healthcare reimbursement systems, including the ultimate outcome of potential changes to Medicare reimbursement for home health services and to Medicaid reimbursement due to state budget shortfalls; the ability of the Company to maintain its level of operating performance and achieve its cost control objectives; changes in our relationships with referral sources; the ability of the Company to integrate acquired operations; government regulation; health care reform; pricing pressures from Medicare, Medicaid and other third-party payers; changes in laws and interpretations of laws relating to the healthcare industry; and the Company’s self-insurance risks. For a more complete discussion regarding these and other factors which could affect the Company's financial performance, refer to the Company's various filings with the Securities and Exchange Commission, including its filing on Form 10-K for the year ended December 31, 2007, in particular information under the headings "Special Caution Regarding Forward-Looking Statements" and “Risk Factors.” The Company undertakes no obligation to update or revise its forward-looking statements.